                                                                    Exhibit 2.12


                            DATED 14th SEPTEMBER 1999
                            -------------------------

                             BRETT RAYNES and OTHERS
                                       and
                                INTERLIANT, INC.
                                       and
                         INTERLIANT INTERNATIONAL, INC.

                          ---------------------------

                            SHARE PURCHASE AGREEMENT
                Relating to the acquisition of the entire issued
                   share capital of Sales Technology Limited

                          ---------------------------


                                    EDWIN COE
                                2 Stone Buildings
                                  Lincoln's Inn
                                     London
                                    WC2A 3TH

                                  Ref: 32-14985

                            SHARE PURCHASE AGREEMENT
                            ------------------------

THIS AGREEMENT is dated this 14th day of September 1999

BETWEEN:

1.   THE PERSONS whose names and addresses are set out in Columns 1 and 2 of
     Schedule 1 ("the Sellers")

2. INTERLIANT, INC. a Delaware corporation having an office at 2 Manhattanville Road, Purchase, New York, NY 10577, USA ("Interliant")

3. INTERLIANT INTERNATIONAL, INC. a Delaware Corporation having an office at 2 Manhattanville Road aforesaid (the "Buyer")

RECITALS:

A. The Company (as defined below) is a private company limited by shares. Details of the Company are set out in Schedule 2.

B.   The Buyer is a wholly owned subsidiary of Interliant.

C. Interliant is made a party to this agreement for the sole purpose of (i) delivering the Interliant Stock and (ii) paying the Earnout Amount if as and when earned, all as more particularly described in clause 3.3. of this agreement, all on behalf of the Buyer.

D. The Sellers have agreed to sell and the Buyer has agreed to buy the Shares on the terms and subject to the conditions of this agreement.

AGREEMENT:

1    Definitions and Interpretation

     1.1 The Recitals and Schedules form part of this agreement and shall have the same force and effect as if set out in the body of this agreement. Any reference to this agreement shall include the Recitals and Schedules.

     1.2 In this agreement, the following words and expressions shall have the following meanings:-

"the Accounts"                the consolidated audited accounts of the Company
                              for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account, notes and directors' and auditors' reports), a copy of which is annexed to the Disclosure Letter;

"the Accounts Date"           October 31, 1998;

"the Agreed Form"             the form agreed between and signed by or on behalf
                              of the Sellers and the Buyer, the Agreed Form documents referred to in this agreement being listed in Schedule 8;

"Business Day"                a day, other than a Saturday or Sunday, on which
                              banks generally are open for business in the city of New York

"the Buyer's Solicitors"      Edwin Coe of 2 Stone Buildings, Lincoln's Inn,
                              London WC2A 3TH;

"CAA 1990"                    Capital Allowances Act 1990;

"CGA 1992"                    Taxation of Chargeable Gains Act 1992;

"Closing"                     closing of the sale and purchase of the Shares in
                              accordance with this agreement;

"Closing Balance Sheet"       the unaudited consolidated balance sheet of the
                              Company as at the Closing Date;

"the Closing Date"            the date of this agreement;

"Closing Payment"             the payment for the Shares payable at Closing as
                              referred to in clauses 3.1 and 3.2;

"the Company"                 Sales Technology Limited details of which are set
                              out in Schedule 2;

"the Companies Acts"          the Companies Act 1985, the Criminal Justice Act
                              1993 (insofar as it relates to insider dealing), the Companies Consolidation (Consequential
                              Provisions) Act 1985 and the Companies Act 1989;

"the Consideration"           the consideration for the acquisition of the
                              Shares, being the aggregate of the Closing Payment and the Earnout Payment;

"Covenantors"                 Brett Raynes, David Yuile and Juliet Raynes

"the Disclosure Letter"       the letter dated the date of this agreement from
                              the Sellers to the Buyer making certain
                              disclosures against the Warranties;

"the Earnout Payment"         the consideration in addition to the Closing
                              Payment for the Shares as referred to in clause
                              3.3;

"EBITDA" earnings before interest taxes depreciation and amortisation shown in the management accounts of the Company during the Earnout Period prepared in accordance with US GAAP

"the Earnout Period"          the twelve month period commencing January 1,
                              2000;

"Environmental Laws"          all European Community legislation, regulations,
                              directives, decisions and judgments all statutes and subordinate legislation, all regulations and orders, all common law and other national, international and local laws and bye-laws, all judgements, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes and circulars which:-

                                        (a)  have as a purpose or effect the
                                             protection or enhancement of the
                                             environment and relate to the
                                             presence, manufacturing,
                                             processing, treatment, keeping,
                                             handling, use, possession, supply,
                                             receiving, sale, purchase, import,
                                             export or transportation of
                                             Hazardous Materials or any event,
                                             activity, condition or phenomenon
                                             which alone or in combination with
                                             others is capable of causing harm
                                             or damage to property or to man or
                                             any other organism supported by the
                                             environment;

                                        (b)  relate to the release, spillage,
                                             deposit, escape, discharge, leak or
                                             emission of Hazardous Materials;

                                        (c)  relate to the control of Waste;

                                        (d)  relate to noise, vibration,
                                             radiation or common law or
                                             statutory nuisance or any other
                                             interference with the enjoyment or
                                             use of land;

                                        (e)  relate to the use of land or the
                                             erection, occupation or use of
                                             buildings or other natural or man-
                                             made structures above or below
                                             ground; or

                                        (f)  relate to human health and safety;

"the Final Interim Earnout Payment"     the sum calculated in accordance with
                                        the formula in clause 3.3.4

"the First Interim Earnout Payment"     the sum calculated in accordance with
                                        the formula in clause 3.3.1

"Group Company"                         in relation to any company, any body
                                        corporate which is from time to time a
                                        holding company of that company, a
                                        subsidiary of that company or a
                                        subsidiary of a holding company of that
                                        company

"Hazardous Material"                    any substance or organism which alone or
                                        in combination with others is capable of causing harm or damage to property or to man or any other organism supported by the environment or to the environment or public health or welfare;

"ICTA"                                  Income and Corporation Taxes Act 1988;

"Independent Accountant"                the accountant nominated or appointed
                                        pursuant to clause 3.6;

"Interliant Stock"                      shares of common stock, $0.01 par value
                                        of Interliant

"the Loan Notes"                        the unsecured loan notes of the Buyer
                                        which may be issued, pursuant to a loan
                                        note instrument, in order to satisfy all or any part of the Earnout Payment in accordance with the terms of this agreement, the principal terms of which will be (i) repayable at any time after six months at option of either party and
                                        (ii) interest at LIBOR rate payable six
                                        monthly

"Lock-Up Agreement"                     the agreement between each of the
                                        Sellers and the underwriter of the
                                        initial public offering concerning the
                                        Interliant Stock in the Agreed Form

"the Management Accounts"               The consolidated management accounts of
                                        the Company and the Subsidiary for the
                                        period from the Accounts Date to August
                                        31, 1999 (comprising in each case, a
                                        balance sheet and profit and loss
                                        account), a copy of each of which is
                                        annexed to the Disclosure Letter

"Net Assets"                            The aggregate of the assets of the
                                        Company less the aggregate of its
                                        liabilities as shown in the Closing
                                        Balance Sheet;

"Net Revenue"                           The turnover of the Company (calculated
                                        on an accrual basis in accordance with
                                        US GAAP) less cost of sales of software
                                        as shown in the unaudited profit and
                                        loss account of the Company for each
                                        Quarter during the Earnout Period;

"the Parties"                           The parties to this agreement;

"the Property"                          The leasehold property of the Company
                                        details of which are given in Schedule
                                        5;

"Quarter"                               Each consecutive period of three
                                        calendar months commencing January 1,
                                        2000;

"the Relevant Earnout Payment"          The First Interim Earnout Payment, the
                                        Second Interim Earnout Payment, the
                                        Third Interim Earnout Payment or the
                                        Final Interim Earnout Payment, as the
                                        case may be

"the Relevant Earnout Payment Date"     The date being no later than ten days
                                        after the Relevant Earnout Payment is
                                        agreed upon pursuant to clause 3.6

"the Restricted Territories"            Those territories and countries in
                                        Europe where the Company operates as at
                                        Closing, being the United Kingdom
                                        including Scotland and Northern Ireland
                                        and the Republic of Ireland

"the Second Interim Earnout Payment"    the sum calculated in accordance with
                                        the formula in clause 3.3.2

"Seller Representative"                 the person appointed pursuant to clause
                                        9.12, being initially Brett Raynes

"the Sellers' Solicitors"               Field Seymour Parks of The Old Coroner's
                                        Court, 1 London Street, Reading,
                                        Berkshire, RG1 4QW

"the Service Agreements"                the service agreements to be entered
                                        into between the Company and each of
                                        Brett Raynes and David Yuile in the
                                        Agreed Form;

"the Shares"                            the shares referred to in Column 3 of
                                        Schedule 1 comprising the entire issued
                                        share capital of the Company;

"the Subsidiary"                        The subsidiary of the Company, certain
                                        details of which are set out in Part II
                                        of Schedule 2

"the Third Interim Earnout Payment"     the sum calculated in accordance with
                                        the formula in clause 3.3.3

"Taxation"                              liability arising under any of the
                                        Taxation Statutes;

"Taxation Statutes"                     statutes (and all regulations and
                                        arrangements whatsoever made thereunder) enacted (or issued coming into force or entered into) whether before or after the date of this agreement providing for or imposing or relating to all forms of taxation, duties, levies and rates whatsoever including without limitation:-

                                        (a)  any charge, tax, duty or levy upon
                                             income, profits, chargeable gains
                                             or any other property or
                                             instruments in writing or supplies
                                             or other transactions;

                                        (b)  income tax, corporation tax,
                                             advance corporation tax,
                                             withholding tax, capital gains tax,
                                             inheritance tax, value added tax,
                                             stamp duty, stamp duty reserve tax,
                                             customs and other import duties,
                                             national insurance contributions,
                                             general rates, water rates or other
                                             local rates;

                                        (c)  any liability for sums equivalent
                                             to any such charge, tax, duty, levy
                                             or rates and/or for any penalty,
                                             fine or interest payable in
                                             connection therewith;

                                        (d)  any law or regulation whatsoever
                                             providing for or imposing or
                                             otherwise relating to any charge,
                                             tax, levy or rates (of a like or
                                             similar nature) chargeable outside
                                             the United Kingdom and/or for any
                                             penalty, fine or interest payable
                                             in connection with them;

"Tax Warranties"                        the Warranties in paragraph 5 of
                                        Schedule 4 and any other Warranty so far as it relates to Taxation;

"the Tax Deed"                          the tax deed to be entered into between
                                        the Sellers and the Buyer in the Agreed
                                        Form;

"VATA 1994"                             Value Added Tax Act 1994;

"the Warranties"                        the representations, warranties and
                                        undertakings set out in Schedule 4;

"Waste" includes any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process and any substance or article which is or is intended or required to be disposed of.

     1.3  In this agreement (unless the context requires otherwise):-

          1.3.1 words and expressions which are defined in the Companies Acts shall have the same meanings as are ascribed to them in the Companies Acts;

          1.3.2 any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of Section 839 ICTA;

          1.3.3 any reference to any statute or statutory provision shall be construed as including a reference to any modification, consolidation, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statute or statutory provision which it consolidated or re-enacted;

          1.3.4 any reference to a SSAP or a FRS respectively is to a Statement of Standard Accounting Practice published by the Consultative Committee of Accounting Bodies of England and Wales as amended from time to time or a Financial Reporting Standard published by the Accounting Standards Board as amended from time to time;

          1.3.5     any gender includes a reference to all other genders;

          1.3.6 the singular includes a reference to the plural and vice versa;

          1.3.7 any reference to a recital, clause or schedule is to a recital, clause or schedule (as the case may be) of or to this agreement;

          1.3.8 "directly or indirectly" shall (without limiting the expression) mean either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate; and

          1.3.9 any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

     1.4 The headings contained in this agreement are for the purposes of convenience only and do not form part of and shall not affect the construction of this agreement or any part of it.

2    Sale and Purchase

     2.1 The Sellers shall sell the Shares and the Buyer, relying on the representations undertakings and indemnities by the Sellers in this agreement, shall purchase those Shares set opposite the Seller's name in Column 3 of Schedule 1 with full title guarantee free from all liens, charges and encumbrances with effect from and including the Closing Date so that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Buyer.

     2.2 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3    Consideration and Earnout

     3.1 The consideration for the Shares shall be the aggregate of the Closing Payment (which shall be satisfied on Closing in accordance with clause 3.2) and the Earnout Payment (if any) which shall be satisfied in accordance with clause 3.3.

     3.2 The Closing Payment shall be satisfied by the allotment at Closing of 235,410 Interliant Stock, credited as fully paid in each case payable to the Sellers in the proportions referred to in Column 4 of Schedule
          1. Certificate of Interliant Stock duly issued consistent with the foregoing will be delivered to the Sellers as soon as reasonably practicable after said shares are listed with NASDAQ and issued by Interliant?s stock transfer agent.

     3.3 The Earnout Payment shall, subject to clause 3.8 and clause 7, be calculated in accordance with the following formulae and satisfied in accordance with the provisions of clauses 3.4 and 3.5:-

          3.3.1 the First Interim Earnout Payment shall be the sum calculated in accordance with the following formula:

                    1.5 x NR1

                    Where NR1 is the amount of the Net Revenue for the first Quarter of the Earnout Period exceeding US$340,000 (three hundred and forty thousand US Dollars) up to a maximum Net Revenue of US$640,000 (six hundred and forty thousand US Dollars) provided that no payment shall be made if the EBITDA for such Quarter is a loss greater than US$350,000

          3.3.2 the Second Interim Earnout Payment shall be the sum calculated in accordance with the following formula:

                    1.5 x NR2

                    Where NR2 is the Net Revenue for the second Quarter of the Earnout Period exceeding US$390,000 (three hundred and ninety thousand US Dollars) up to a maximum Net Revenue of US$736,000 (seven hundred and thirty-six thousand US Dollars) provided that no payment shall be made if the EBITDA for such Quarter is less than US$380,000

                    In the event that a second Interim Earnout Payment is payable as provided above and no payment was due under the First Interim Earnout Payment the Sellers shall be entitled to a further amount equal to the sum calculated in accordance with the following formula:

                    1.5 x NR1/2


                    where NR1/2 is the amount of the Net Revenue for the first two Quarters of the Earnout Period exceeding US$730,000 (seven hundred and thirty thousand US Dollars) up to a maximum Net Revenue of US$1,376,000 (one million three hundred and seventy-six thousand US Dollars) less the Second Interim Earnout Payment provided that no such additional payment shall be made if the EBITDA for the first two Quarters of the Earnout Period is less than US$30,000

          3.3.3 the Third Interim Earnout Payment shall be the sum calculated in accordance with the following formula:

                    1.5 x NR3

                    Where NR3 is the Net Revenue for the third Quarter of the Earnout Period exceeding US$460,000 (four hundred and sixty thousand US Dollars) up to a maximum Net Revenue of US$864,000 (eight hundred and sixty-four thousand US Dollars) provided that no payment shall be made if the EBITDA for such Quarter is less than US$500,000

                    In the event that a Third Interim Earnout Payment is payable as provided above and no payment was due under the Second Interim Earnout Payment, the Sellers shall be entitled to a further amount equal to the sum calculated in accordance with the following formula:

                    1.5 x NR2/3

                    where NR2/3 is the amount of the Net Revenue for the second and third Quarters of the Earnout Period exceeding US$850,000 (eight hundred and fifty thousand US Dollars) up to a maximum Net Revenue of US$1,600,000 (one million six hundred thousand US Dollars) less the Third Interim Earnout Payment provided that no such additional payment shall be made if the EBITDA for the second and third Quarters of the Earnout Period is less than US$880,000

          3.3.4 the Final Interim Earnout Payment shall be the sum calculated in accordance with the following formula:

                    1.5 x NR4

                    Where NR4 is the amount of the Net Revenue for the fourth Quarter of the Earnout Period exceeding US$510,000 (five hundred and ten thousand US Dollars) up to a maximum Net Revenue of US$960,000 (nine hundred and sixty thousand US Dollars) provided that no payment shall be made if the EBITDA for such Quarter is less than US$650,000

                    In the event that a Final Interim Earnout Payment is payable as provided above and no payment was due under the Third Interim Earnout Payment the Sellers shall be entitled to a further amount equal to the sum calculated in accordance with the following formula:

                    1.5 x NR3/4


                    where NR3/4 is the amount of the Net Revenue for the third and fourth Quarters of the Earnout Period exceeding US$970,000 (nine hundred and seventy thousand US Dollars) up to a maximum Net Revenue of US$1,824,000 (one million eight hundred and twenty-four thousand US Dollars) less the Final Interim Earnout Payment provided that no such additional payment shall be made if the EBITDA for the third and fourth Quarters of the Earnout Period is less than US$1,150,000 and [provided further that in each of the above cases described in clauses 3.3.1 through and including 3.3.4, if the formula produces a negative figure, the amount of the Earnout Payment for that Quarter shall be deemed to be zero and] provided further that the total amount of the Earnout Payment computed under all provisions in clauses 3.3.1 through and including 3.3.4 shall not exceed the sum of US$2,250,000 (two million, two hundred and fifty thousand US Dollars).

     3.4 On the Relevant Earnout Payment Date the Buyer shall, subject to clause 7, pay or cause Interliant to pay to the Sellers the Relevant Earnout Payment which shall be satisfied, at the Buyer?s discretion, either by (i) the issue by the Buyer at par of Loan Notes to each of the Sellers with a nominal value equal to the cash sum otherwise payable to such Seller in respect of the Relevant Earnout Payment,
          (ii) by the allotment by Interliant of such number of Interliant Stock, excluding fractions, credited as fully paid as shall at the average trading price of Interliant Stock for the 10 Business Days (being the closing trading price on each such day) ending 2 Business Days immediately preceding the Relevant Earnout Payment Date have a value nearest to but not less than the amount of the Relevant Earnout Payment; or (iii) a combination of such Loan Notes and Interliant Stock at the Buyer's discretion

     3.5 Subject to the provisions of clause 7 each of the Sellers shall be entitled to that proportion of each Relevant Earnout Payment set against his name in Column 4 of Schedule 1

     3.6 The Buyer shall prepare and deliver management accounts to the Seller Representative in respect of each Quarter within 45 days of the end of each Quarter and in the event that the amount of the Net Revenue stated in the said management accounts cannot be agreed between the Buyer and the Seller Representative within 14 days of delivery of such management accounts to the Seller Representative, the matter shall be referred to an Independent Accountant nominated jointly by the Seller Representative and the Buyer or failing such nomination at the request of either such party by the President of the Institute of Chartered Accountants in England and Wales. The Independent Accountant shall be instructed to render its decision within 21 days of their nomination or appointment and shall act as an expert and not as an arbitrator and (in the absence of manifest error) its decision (which shall be communicated in writing to the Seller Representative and the Buyer) shall be final and binding on the Sellers and the Buyer. Fees and costs of the Independent Accountant shall be borne and paid by the Sellers and the Buyer in such proportions as the Independent Accountant shall consider appropriate.

     3.7 Interliant undertakes to allot the Interliant Stock in accordance with the provisions of this agreement and further undertakes to deliver the stock certificates for the Interliant Stock to the Seller Representative as soon as reasonably practicable. Delivery of such certificates to the Seller Representative shall be deemed to discharge the obligations of the Buyer and Interliant hereunder in relation to such delivery.

4    Closing, Interliant Stock and Securities Matters

     4.1 Closing shall take place on the Closing Date at 2 Stone Buildings, Lincoln's Inn, London WC2A 3TH or such other place as may be agreed between the Parties when:-

          4.1.1 the Sellers shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents referred to in
                    Schedule 3;

          4.1.2 the Sellers and the Buyer shall jointly procure that there shall be held a meeting of the board of directors of the Company and the Subsidiary at which there shall be duly passed resolutions set out and contained in board minutes of the Company and the Subsidiary in the Agreed Form;

     4.2 The Buyer shall deliver to the Sellers' Solicitors a counterpart of the Tax Deed duly executed by the Buyer.

     4.3  The Sellers acknowledge and agree that:-

          4.3.1 a reasonable time prior to the date of this agreement the Sellers received from the Buyer and carefully reviewed a copy of each SEC Filing (as hereinafter defined) as well as a description of the Interliant Stock;

          4.3.2 the Sellers had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this agreement and the transactions contemplated hereby and to obtain any additional information from the Buyer that was necessary for the Sellers to verify the accuracy of each SEC Filing;

          4.3.3 the Sellers will acquire the Interliant Stock as consideration for the sale of the Shares ("the Consideration Shares") for their own account without any view to the distribution thereof except in accordance with the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder ("Securities Act") and all applicable state securities or "blue sky" laws;

          4.3.4 such Consideration Shares may not be offered or sold in the United States or to US Persons (as defined herein) unless the Consideration Shares are registered under the Securities Act and all applicable state securities and "blue sky" laws or an exemption from the registration requirements of the Securities Act and all applicable state securities and "blue sky" laws is available, and hedging transactions involving the Consideration Shares may not be conducted unless in compliance with the Securities Act; consequently, the Consideration Shares may need to be held indefinitely;

          4.3.5 the Consideration Shares are subject to the terms and conditions of the Lock-Up Agreement restricting the transfer by the Sellers of the Consideration Shares for a period of one hundred and eighty (180) days following the closing of the Buyer?s initial public offering on July 7, 1999;

          4.3.6 the Consideration Shares have not been registered under the Securities Act on the grounds that the offering and sale thereof contemplated by this agreement will be exempt from registration pursuant to Regulation D and/or Regulation S promulgated pursuant to the Securities Act, Section 4(2) of the Securities Act and/or another exemption from the registration requirements of the Securities Act, and the Buyer?s reliance upon such exemption is predicated upon the representations of the Sellers set forth herein;

          4.3.7 each Seller individually represents that each has the requisite knowledge, experience and sophistication in financial and business matters such that they are capable of fully and completely evaluating the merits and risks inherent in the transactions contemplated by this agreement;

          4.3.8 each of Brett Raynes, Alistair Morrison and Geoff Dowell individually represents that each is an "accredited investor" as that term is defined in Rule 501(c) of Regulation D of the Securities Act;

          4.3.9 Each Seller individually represents that each is not a US Person and that each is outside the United States on the date hereof. For the purposes of this section 4, a US Person is defined as:-

                    4.3.9.1   a natural person resident of the United States;

                    4.3.9.2 a partnership or corporation organised under the laws of the United States or formed by a person or entity described in this definition principally for the purpose of investing in securities not registered under the Securities Act;

                    4.3.9.3 an estate of which any executor or administrator is a person or entity described in this definition, unless an executor or administrator of the estate who is not a person or entity described in this definition has sole or shared investment discretion over the assets of the estate or the estate is governed by foreign law;

                    4.3.9.4 a branch or agency of a foreign entity located in the United States;

                    4.3.9.5 a branch or agency of a person or entity described in this definition that is located outside the United States unless the agency or branch operates for valid business purposes, is in the business of insurance or banking and is subject to insurance or banking regulation, respectively, in the jurisdiction where located;

                    4.3.9.6 a person or entity that acquires the Consideration Shares for any non-discretionary account held by a dealer or other fiduciary for the benefit or account of any person or entity described in this definition;

                    4.3.9.7 a person or entity that acquires the Consideration Shares for any discretionary account that is held by a dealer or other fiduciary organised, incorporated, or resident in the United States;

                    4.3.9.8 a person or entity that acquires the Consideration Shares for the benefit of an account that is held by a person or entity described in this definition;

                    4.3.9.9 a trust of which any trustee is any person or entity described in this definition;

          4.3.10 Each Seller agrees to resell the Consideration Shares only in accordance with the provisions of the applicable laws and regulations promulgated under the Securities Act. Each Seller also agrees to not engage in hedging transactions with the Consideration Shares, unless such transactions comply with the applicable provisions of the Securities Act.

          4.3.11 that in connection with the Buyer's initial public offering in July 1999, the Buyer issued 8,050,000 shares of Interliant Stock including 1,050,000 of Interliant Stock sold through the underwriters over-allotment option; and

          4.3.12 each of the Sellers is aware and understands and agrees that the traded price of the Interliant Stock is capable of going up as well as down according to market conditions and the Buyer shall not in any event be responsible howsoever for any fluctuations in the market price of Interliant Stock from time to time.

     4.4  As used herein the term "SEC Filing" means, with respect to the Buyer
          (i) the registrations statement on form S-1 (Reg. No. 333-74403), (ii) the final prospectus pursuant to Rule 424(b) dated July 7, 1999 ("Prospectus") with respect to the offering of eight million and fifty thousand (8,050,000) shares of Interliant Stock (including the over-allotment shares referred to in clause 4.3.9), and (iii) any reports or documents required to be filed by the issuer under sections 13(a), 14(a) and 15(d) of the United States Securities and Exchange Act of 1934.

     4.5 Each of the Sellers further acknowledges and agrees that "stop transfer" instructions shall be placed against the Consideration Shares on the transfer books of the Buyer's stock transfer agent until such shares are available for resale in accordance with all applicable law and pursuant to the Lock-Up Agreement, and that the certificates evidencing the Consideration Shares shall bear the following legend:-

                    The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended or under any applicable state securities laws and neither the Shares nor any interest therein may be sold, transferred, pledged or otherwise disposed of other than pursuant to such registration, an exemption from registration under such Act and the rules and regulations thereunder or Regulation S promulgated pursuant to such Act and other than pursuant to registration or an exemption from registration under any applicable state securities laws. The transfer of the Shares is also subject to the restrictions set forth in a lock-up agreement executed by the registered owner of the Shares.

     4.6 Each Seller and the Buyer agree that the Buyer will refuse to register any transfer of the Consideration Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

5    Warranties and Indemnities

     5.1  The Sellers represent, warrant and undertake to the Buyer that:-

          5.1.1 each of the Warranties is true and accurate in all material respects and is not misleading at the date of this agreement;

          5.1.2 the contents of the Disclosure Letter and of all documents referred to in or accompanying it are true, accurate and complete in all respects and fully, clearly and accurately disclose every matter to which they relate; and

          5.1.3 there are fully and accurately disclosed in the Disclosure Letter all matters which are necessary to qualify the Warranties in order for the Warranties when so qualified to be fair, accurate and not misleading.

     5.2 The Warranties shall not in any respect be extinguished or affected by Closing.

     5.3 The Sellers acknowledge that the Buyer has entered into this agreement in reliance on representations in the terms of the Warranties with the intention of inducing the Buyer to enter into this agreement and that accordingly the Buyer has been induced by those representations to enter into this agreement.

     5.4 The Sellers undertake to the Buyer that, in the event of any claim being made against them for breach of the Warranties or under the Tax Deed, they will not make any claim against the Company or against any director, officer or employee of the Company on which or on whom they may have relied before agreeing to any terms of this agreement or of the Tax Deed or authorising any statement in the Disclosure Letter.

     5.5  The Warranties:-

          5.5.1 are qualified by reference to those matters fully, fairly and clearly disclosed in the Disclosure Letter and not otherwise. In particular, but without limitation, the rights and remedies of the Buyer in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Buyer into the affairs of the Company save as provided in clause 5.22;

          5.5.2 are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this agreement or any other Warranty;

          5.5.3 where qualified by the knowledge, information, belief or awareness of the Sellers, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and diligent enquiries by the Sellers in respect of the relevant subject matter of such Warranties; and

          5.5.4 apply to the Subsidiary as well as to the Company as if the word "Company" was defined to mean the Subsidiary.


     5.6 The Sellers shall indemnify and hereby undertake to keep indemnified the Buyer and/or at the option of the Buyer, the Company against all liabilities, costs, damages and expenses (including attorney's fees and legal expenses) which may be incurred or suffered directly or indirectly by the Buyer and/or the Company arising from, or relating to:-

          5.6.1     any breach or any violation of any of the Warranties;

          5.6.2 any failure by the Sellers to perform or otherwise fulfil or comply with any provision of this agreement; and

          5.6.3 any and all liabilities of the Company and the Subsidiary existing or accruing prior to Closing other than trade accounts, payables and accrued expenses of the Company and the Subsidiary as at the Closing Date which arose in the ordinary course of business and other liabilities which are in all such cases clearly, completely and specifically disclosed in either the Accounts, the Management Accounts, the Closing Balance Sheet or the Disclosure Letter. It is therefore agreed and understood by all parties that the Sellers? indemnity hereunder shall cover any and all liabilities not so disclosed.

     5.7 Without prejudice to the foregoing, the Sellers shall indemnify and hereby undertake to keep indemnified the Buyer and/or at the option of the Buyer, the Company against all liabilities, costs, damages, fines, penalties and expenses (including attorneys? fees and legal expenses) which may be incurred or suffered directly or indirectly by the Buyer and/or the Company arising from or relating to:-

          5.7.1 the loss or destruction of the original stamped stock transfer forms in respect of Shares in the Subsidiary transferred by Bernard Lawrence Bunting, Oliver Stogden and Thiba Foundation to the Company in or about December 1993;

          5.7.2 the omission to file forms 88(2) and/or forms 88(3) with Companies Registry in breach of the applicable provisions of the Companies Act;

     5.8 The Sellers further confirm, undertake and acknowledge that the said stock transfer forms have not been endorsed, transferred, charged, lent or deposited or dealt with in any manner affecting the absolute title to the Shares subject to such stock transfer forms and the Company is the person entitled to be on the Register of Members in respect of such securities.

     5.9 In the event that the Company is required to file the said forms 88(2) and/or forms 88(3) the Sellers will make such filings without delay.

     5.10 Notwithstanding anything to the contrary in this agreement the Sellers shall not have any liability for any claim made against them:-

          5.10.1 in relation to the Warranties (other than the Tax Warranties and the Warranties in paragraphs 3.1.1, 3.1.2 and 6.6.1 to
                    6.6.7 of Schedule 4) unless written notification of the claim giving such particulars of the grounds on which it is based as are reasonably practicable at that stage and so far as reasonably practicable an estimate of the amount of the claim (on a without prejudice basis) is sent to each of the Sellers on or before the second anniversary of Closing;

          5.10.2 in relation to the Tax Deed, the Tax Warranties and the Warranties in paragraphs 3.1.1, 3.1.2 and 6.6.1 to 6.6.7 of
                    Schedule 4 unless written notification of the claim giving such particulars of the grounds on which it is based as are reasonably practicable at that stage and so far as reasonably practicable an estimate of the amount of the claim (on a without prejudice basis) is sent to each of the Sellers on or before the sixth anniversary of Closing;

          5.10.3 in the event that the Buyer does not issue proceedings in respect of any claim within 12 months after notification of the claim.

     5.11 The Sellers shall not be liable for any breach of any of the Warranties or a claim under the Tax Deed (except for a claim involving fraud or dishonesty in which case none of the following limits shall apply):-

          5.11.1 unless and until the aggregate of all claims against the Sellers for breach of any of the Warranties and/or Tax Deed shall exceed the sum of 25,000 (pounds) but once exceeded the Sellers shall be liable for the whole of the claim and not merely the excess over 25,000 (pounds);

          5.11.2 to the extent that the aggregate liability of the Sellers for breach of any of the Warranties and/or Tax Deed (irrespective of the number of claims) shall exceed the consideration received pursuant to this Agreement.

     5.12 The liability of the Sellers in relation to the Warranties shall not apply in respect of:-

          5.12.1 any matter fairly disclosed in the Disclosure Letter but only to the extent of such disclosure;

          5.12.2 any matter or thing done or omitted to be done prior to Closing at the prior written request of or with the prior written approval of the Buyer;

          5.12.3 any claim that would not have arisen but for some voluntary act or omission (which the Buyer knew or ought reasonably to have known would give rise to a claim) undertaken by the Buyer or any of its officers agents successors in title on or after Closing except where such act or omission is carried out in the ordinary course of the business of the Company or pursuant to any legal obligation entered into by or on behalf of the Company prior to Closing.

     5.13 In the event that the Sellers pay to the Buyer or the Company an amount in respect of a claim for breach of any of the Warranties and/or the Tax Deed and the Buyer or any of its Affiliates subsequently recovers under a policy of insurance a sum which is referable to that breach the Buyer shall pay to the Sellers (in the proportions paid by the Sellers):-

          5.13.1 an amount equal to the sum received under the insurance policy less any reasonable out of pocket costs and expenses incurred by the Buyer or any of its Affiliates in recovering the same; or

          5.13.2 if the resulting figure under clause 5.10.1 is greater than the amount paid by the Sellers in respect of the relevant claim such lesser sum as shall have been paid by the Sellers.

     5.14 No liability shall attach to the Sellers for any claim in relation to the Warranties and/or Tax Deed to the extent that such claim arises as a consequence of a change in any law, rule or regulation (or their interpretation) or administrative practice of any government, governmental department, agency or regulatory body taking effect after the date of this Agreement.

     5.15 No liability shall attach to the Sellers for any claim in relation to the Warranties and/or Tax Deed to the extent that such a claim arises as a result of all or any of the following (provided that the Sellers have no knowledge of any applicable pending legislation):-

          5.15.1 an increase in the rates scope or method of calculation of taxation after the Closing Date;

          5.15.2 any legislation or government regulation or any administrative or judicial decision not in force at the date of this Agreement;

          5.15.3 the withdrawal or alteration after the date of this Agreement of any extra statutory concession made by the Inland Revenue (or any fiscal authority) and presently in operation;

          5.15.4 in respect of any Taxation if and to the extent the claim would not have arisen but for the fact that the accounting methods used or the application thereof (including without limitation the treatment of any assets or liabilities or of any Taxation attributable to any timing differences in the future accounts of the Company) is different from the treatment or application of the same utilised in preparing the Accounts except if such different treatment or application is required in order to conform with the Taxation Statutes;

          5.15.5 if and to the extent that provision or reserve for or in respect of the liability and any associated penalty and interest or other matter giving rise to such claim has been made in the Accounts;

          5.15.6 if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Buyer or any of its Affiliates to make any claim election surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after the Closing Date the making giving or doing of which was taken into account in computing the provision for taxation in the Accounts, unless the Sellers know or ought to have known about such event and failed to notify the Buyer.

     5.16 The Sellers shall not be liable in respect of any representations warranties covenants agreement or other obligations expressed implied statutory or otherwise which are made or received or deemed to have been made or received by them or either of them in relation to or in connection with the subject matter hereof which are not contained and expressly given or assumed by them in this Agreement or the Tax Deed. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

     5.17 Nothing in this agreement shall derogate from the Buyer's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

     5.18 If in respect of any claim under the Warranties or under the Tax Deed the liability of the Sellers is contingent only then the Sellers shall not be under any obligation to make any payment to the Buyer until such time as the liability ceases to be contingent and becomes actual.

     5.19 Where the facts or circumstances could give rise to both a claim under the Warranties and to a claim under the Tax Deed the Sellers shall not be liable in respect of both those claims. Any amount payable under the Tax Deed to the Buyer the Company or any of the Buyer's Affiliates shall be reduced to the extent of that payable under the Warranties.

     5.20 If any claim under this Agreement is notified and without prejudice to its validity the Buyer shall allow the Sellers and their professional advisers to investigate the basis for that claim, which investigation shall not exceed three months from the date of such claim. For such purpose the Buyer shall give all such assistance as the Sellers or their advisers may reasonably request including access to and copies of any relevant documents or other information in the possession of the Buyer. The Sellers shall pay the reasonable out of pocket expenses of the Buyer in providing or procuring such assistance.

     5.21 Any amounts payable by the Sellers to the Buyer under this Agreement shall, as far as possible, be treated as a reduction of the price received by it under this Agreement.

     5.22 The Sellers shall not be liable for any claim under the Warranties or under the Tax Deed if and to the extent that the Buyer was actually aware at the Closing Date based solely on the express disclosures made in the Disclosure Letter:-

          5.22.1 of the facts, matters, events or circumstances which are the subject matter of such claim (being facts, matters, events or circumstances unknown to the Sellers at the Closing
                    Date); and

          5.22.2 that those facts, matters, events or circumstances amounted or were likely to amount to a breach of any of the Warranties or gave rise or were likely to give rise to such claim.

     5.23 The Buyer:

          5.23.1 shall as soon as reasonably practicable after circumstances have come to its notice which will give rise to a claim under the Warranties or the Tax Deed give to the Seller's Representative written notice (as herein provided) with reasonable details of such circumstances and such claim as may be known to the Buyer and will thereafter keep the Seller Representative informed of all material developments known to the Buyer relating to such circumstances and claim; and

          5.23.2 may, at its sole discretion, if so requested by the Seller Representative, take or allow the Seller Representative to take in the name of the Company reasonable steps (having first fully consulted with the Buyer and agreed the same with the Buyer) to avoid, resist, appeal, compromise or defend any matter giving rise to such claim and will take or may, at its sole discretion, allow the Seller Representative to take in the name of the Company all reasonable proceedings or other action in connection therewith subject to:

                    (i) in the event of agreed action to be taken by the Seller Representative, the Seller Representative having (if so required by the Buyer) first obtained at the Seller Representative's expense, written advice from Counsel experienced in the relevant area of law and approved in writing by the Buyer (after having disclosed all relevant information and documents to him) that it is reasonable in relation to the claim to take the course of action proposed; and

                    (ii) the Seller Representative indemnifying and securing the Company and the Buyer (to the satisfaction of the Buyer) against all costs, charges, expenses and interest (including additional claims for Taxation) which may be incurred thereby.

6    Restrictions on the Covenantors

     6.1 Each of the Covenantors covenants with the Buyer with the intention of assuring to the Buyer the full benefit and value of the goodwill and connections of the Company and the Subsidiary and as a constituent part of the agreement for the sale of the Shares that save with the previous written consent of the Buyer:-

          6.1.1 they will not in the Restricted Territories for the period of three years following the Closing Date directly or indirectly deal with or engage in business with or be in any way interested in or connected with any concern, undertaking, firm or body corporate which engages in or carries on within any part of the Restricted Territories any business which competes with any business of a kind carried on by the Company or the Subsidiary at the Closing Date;

          6.1.2 they will not in the Restricted Territories for the period of three years following the Closing Date directly or indirectly:-

                    6.1.2.1 interfere with or, in competition with the Company or the Subsidiary, offer or agree to provide goods or services of any description to, or solicit or endeavour to entice away from the Company or the Subsidiary the custom of any person, firm or body corporate which, at any time during the period of two years ending on the Closing Date, has been a customer or client of, or in the habit of dealing with, the Company or the Subsidiary or which, at any time during that period, was to his knowledge negotiating with the Company or the Subsidiary in relation to the provision of goods or services by the Company or the Subsidiary;

                    6.1.2.2 interfere or seek to interfere with contractual or other trade relations between the Company or the Subsidiary and any of its or their respective suppliers in existence or under negotiation at any time during the period of two years ending on the Closing Date;

                    6.1.2.3 solicit the services of or endeavour to entice away from the Company or the Subsidiary any director, employee or consultant of the Company or the Subsidiary in an executive, technical, managerial, director or sales capacity (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) or knowingly employ, assist in or procure the employment by any other person, firm or body corporate of any such person;

          6.1.3 they will not at any time following the Closing Date disclose to any person, firm or body corporate or otherwise make use or permit the use of any trade secrets or confidential knowledge or information concerning the business, finance or affairs of the Company or the Subsidiary or any of their respective customers, clients or suppliers and will use their best endeavours to prevent the publication or disclosure of any such secrets, knowledge or information by any third party;

          6.1.4 they will not at any time following the Closing Date unless specifically authorised by the Buyer use for any purpose any trade or business name, trade mark or service mark used by the Company or the Subsidiary preceding the Closing Date including in particular (but without limitation) the names "Sales Technology" and/or, "Sales Success" (whether alone or in conjunction with other names) or any name similar to those names or likely to be confused with them.

     6.2 Each of the Covenantors covenants with the Buyer that they will not cause or permit any person directly or indirectly connected with them to do any of the things set out in clause 6.1.

     6.3 Each of the Covenantors agree that, having regard to the facts and matters above, the restrictions contained in clause 6.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and that, having regard to those facts and matters, those restrictions do not work harshly on them. It is nevertheless agreed that, if any of those restrictions shall, taken together or separately, be held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

     6.4 The restrictions contained in the sub-clauses of clause 6.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this agreement.

     6.5 The Parties recognise that damages alone will not be a sufficient remedy for any breach of the provisions of clauses 6.1 and/or 6.2 and that the remedies of injunction, specific performance or other equitable relief, would be suitable remedies in the event of any breach or threatened breach of such clauses.

7    Rights of Set-Off

     7.1 In the event that prior to any Relevant Earnout Payment Date the Buyer shall have given notice in accordance with this agreement of a claim or claims in respect of any breach of any of the provisions of or under the terms of this agreement (including without limitation any claim in respect of the Warranties or under the Tax Deed) the following provisions shall (if the Buyer so elects) apply:-

          7.1.1 to the extent that any such claim or claims shall have been settled but the amount due shall not have been paid to the Buyer prior to the Relevant Earnout Payment Date, the Sellers agree with the Buyer that the Buyer shall be entitled to deduct from the amount of the Relevant Earnout Payment the settled amount of such claim or claims and to treat its obligation to pay the Relevant Earnout Payment as being reduced pro tanto by the settled amount of such claim or claims (in which event, for the avoidance of doubt, the Sellers' obligations in respect of such claim or claims shall be discharged up to the amount of such deduction);

          7.1.2 to the extent that any such claim or claims shall not have been settled or withdrawn then provided that the condition set out in clause 7.2 is satisfied, the Sellers agree with the Buyer that the Buyer shall be entitled to deduct from the amount of the Relevant Earnout Payment an amount equal to the barrister's estimate (in accordance with clause 7.2) of the likely amount of the Buyer?s recovery in respect of such claim or claims (the "Set-Off Amount");

          7.1.3 following the settlement or withdrawal of any claim falling within clause 7.1.2 the Buyer shall, subject to clause 7.3, promptly pay to the Sellers the Set-Off Amount (in accordance with the provisions of clause 3), less a sum equal to the amount (if any) for which the claim or claims aforesaid shall have been settled. The Sellers agree with the Buyer that the Buyer shall be entitled to treat its obligation to pay that amount of the Relevant Earnout Payment as being reduced pro tanto by such amount (if any) for which such claim or claims have been settled (in which event, for the avoidance of doubt, the Sellers? obligations in respect of such claim or claims shall be discharged up to the amount of such deduction).

     7.2 The condition referred to in clause 7.1.2 is that any claim or claims falling within clause 7.1.2 shall have been referred to a barrister of at least seven years' standing (well versed in the law relating to the claim or claims) selected by the Buyer and the Seller Representative (or, in default of agreement within seven days of the Buyer giving notice to the Seller Representative, on the application of either of the same by the President for the time being of The Law Society of England and Wales ) and that such barrister shall have advised, on the basis of the evidence presented to him and on the assumption that no further evidence will be produced (i) that the claim or claims in his opinion has or have a reasonable prospect of success and (ii) that the amount claimed is a reasonable estimate of the likely amount which the Buyer is likely to recover in respect of such claim or claims.

     7.3 For the purpose of clause 7.2 the Buyer and the Seller Representative shall, within seven days of his appointment, provide the barrister instructed pursuant to such clause 7.2, with access to or copies of all documentation and information required by him and the parties shall at all times co-operate with him to enable him properly to assess the claim or claims. The cost of such barrister shall be borne by the Buyer although, if the relevant claim, when settled, results in the Sellers being entitled under clause 7.1.3 to less than half of the Set-Off Amount, the Sellers shall reimburse the Buyer for the amount of such costs incurred under clause 7.2 and the Buyer shall be entitled to reduce the payment due under clause 7.1.3 by an amount equal to those costs.

     7.4 A claim shall be regarded as settled or withdrawn for the purposes of this clause 7 if and to the extent that either:-

          7.4.1 the Seller Representative and the Buyer shall so expressly agree in writing;

          7.4.2 a court has awarded judgment in respect of the claim in respect of which no right of appeal exists;

          7.4.3 the claim has been withdrawn by the Buyer or has otherwise been struck out, discontinued or dismissed (in which case the claim shall, for the purposes of clause 7.11.3, be treated as having been settled for no sum and all of the Set-Off Amount shall be payable to the Sellers in accordance with that clause).

     7.5 For the avoidance of doubt, nothing contained in this clause 7 shall prejudice or limit the right of the Buyer to make any claim in respect of any such breach of the Warranties or under the Tax Deed or otherwise under the provisions of this agreement.

8    Announcements

     Subject as required by law or by the rules and regulations applicable to NASDAQ, no announcement statement or circular in connection with the subject matter of this agreement shall be made or issued by or on behalf of the Sellers or the Buyer without the prior approval of the others (in the case of the Sellers, by the Seller Representative), such approval not to be unreasonably withheld or delayed.

9    General

     9.1 The Parties shall, and shall use their respective best endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this agreement.

     9.2 This agreement and the documents referred to as being in the Agreed Form constitute the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior agreements or communications, written or oral, between the Parties.

     9.3 Each Party shall pay his or its own costs and expenses of and incidental to this agreement and the sale and purchase of the Shares. The Sellers costs shall include any costs and expenses incurred by the Company in connection with the transaction contemplated by this agreement.

     9.4 This agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Closing, remain in full force and effect notwithstanding Closing.

     9.5 This agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties.

     9.6 The Buyer shall be entitled to assign the benefit (subject to the burden) of this agreement to any Group Company of the Buyer and, upon the request of the Buyer, the Sellers agree to enter into a deed of novation on terms reasonably acceptable to the Buyer for this purpose. The Sellers shall not be entitled to assign their respective rights or obligations under this agreement without the previous written consent of the Buyer.

     9.7 The failure of the Buyer at any time or times to require performance of any provision of this agreement shall not affect its right to enforce such provision at a later time.

     9.8 No waiver by the Buyer of any condition nor the breach of any term, covenant, representation, warranty or undertaking contained in this agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or deemed to be or construed as the breach of any other term, covenant, representation, warranty or undertaking in this agreement.

     9.9 This agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) all of the Parties or, in the case of a waiver, by the Party waiving compliance.

     9.10 Any liability to the Buyer under this agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Buyer in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

     9.11 All their obligations in this agreement, the Tax Deed and the Warranties are joint and several on the part of Brett Raynes and David Yuile, and several on the part of the other Sellers, so that the liability of each of the Sellers (other than Mr Raynes and Mr Yuile) shall not exceed an amount equal to the consideration received by each of the Sellers (other than Mr Raynes and Mr Yuile) pursuant to this agreement.

     9.12 The Sellers appoint and authorise the Seller Representative to give and receive notices, and to agree to all matters and to make all elections, decisions and determinations, on their behalf as specified in this agreement. The Seller Representative shall initially be Brett Raynes but may be changed to such other of the Sellers as a majority in number of the Sellers may notify to the Buyer in writing provided that the Buyer consents in writing thereto, such consent not to be unreasonably withheld or delayed.

10   Notices

     10.1 Any notices required to be given under the provisions of this agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile or by first class registered or recorded delivery post within the United Kingdom and by registered airmail post outside the United Kingdom correctly addressed to the relevant party's address as specified in this agreement or at such other address as either party may designate from time to time in accordance with this clause.

     10.2 Any notice pursuant to clause 10.1 shall be deemed to have been served:-

          10.2.1    if hand delivered at the time of delivery;

          10.2.2 is sent by facsimile at the Closing of transmission during business hours at its destination or if not within business hours at the opening of business hours at its destination on the next business day but subject to (1) proof by the sender that it holds a printed record confirming despatch of the transmitted notice and (2) despatch of the notice by post in accordance with clause 10.1 on the same day as its transmission; or

          10.2.3 if sent by post within 48 hours of posting (exclusive of the hours of Sunday) if posted to an address within the country of posting and 14 days of posting if posted to an address outside the country of posting.

     10.3 For the purpose of clause 10.2 "business hours" means between 09.00 and 17.30 and "business day" means a day between Monday and Friday inclusive on which banks in the country of the addressee are open for business.

     10.4 Service of a notice in accordance with clause 10.1 on the Seller Representative shall be deemed to be service of that notice on each of the Sellers.

     10.5 Copies of all notices to the Buyer and the Company referred to in clause 10.1 shall be sent contemporaneously and in the same manner to Interliant, Inc. by E-Mail (bklein@interliant.com) and by fax (number 001-914-694-1190), attention: Bruce S Klein, General Counsel. For the avoidance of doubt, failure to transmit a notice by E-Mail shall not invalidate any notice.

11   Governing Law and Jurisdiction

     11.1 This agreement shall be governed by and construed in accordance with the Laws of England.

     11.2 The Parties submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this agreement or any of the documents to be executed pursuant to this agreement.

                                   SCHEDULE 4
                                   ----------
                                THE WARRANTIES


1    DISCLOSED INFORMATION

1.1  Recitals and other Schedules

     The facts set out in the Recitals and in Schedule 1 are true and accurate in all respects.

1.2  Memorandum and Articles of Association

     The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is true and complete, has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in Section 380(4) Companies Act 1985 and sets out in full the rights and restrictions attaching to each class of the Company's share capital.

1.3  Statutory books

     The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.4  Returns

     All returns, particulars, resolutions and other documents required under the Companies Act 1985 and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been duly and properly made and delivered.

1.5  Material disclosure

     The Warranties (as modified by the Disclosure Letter) disclose all facts and circumstances relating to the Shares and to the assets, business and affairs of the Company material for disclosure to an intending Buyer of the Shares and, to the best of the knowledge, information and belief of the Sellers, there are no other facts or circumstances which render or which might upon their disclosure render any of such facts and circumstances.

2    THE SELLERS

2.1  Capacity

     2.1.1 The Sellers have full power to enter into and perform this agreement, the Tax Deed, and any other agreement which will need to be executed in connection with this transaction respectively and such documents will, when executed, constitute binding obligations of the Sellers in accordance with its terms and no third party or governmental consents or approvals are required other than as may be required in the United States of America in connection with the issue of the Interliant Stock

     2.1.2     The execution and delivery of the documents referred to in clause
               2.1.1 by the Sellers and the performance of and compliance with their terms and provisions will not:-

                    (a) conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which it or the Company is a party or by which it or the Company is bound or of the Memorandum or Articles of Association of the Company;

                    (b) conflict with or result in a breach of any law, regulation, order, writ, injunction, judgement or decree of any court or agency; or

                    (c) cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis or so far as the Buyers are aware cause any officer or senior employee to leave and, so far as the Sellers are aware, the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

2.2  Sellers' other interests

     Neither the Sellers nor, any person connected with the Sellers has any interest, direct or indirect, in any business other than that now carried on by the Company which is competitive with the business of the Company.

3    THE SHARES AND THE COMPANY

3.1  The Shares

     3.1.1 The Shares comprise the whole of the allotted and issued share capital of the Company and all of the Shares are fully paid up.

     3.1.2 The Shares are beneficially owned by the Sellers free from all pre-emption rights, liens, charges, equities, encumbrances or interests of any nature whatsoever in favour of any other person including, without limitation, any warranty, option or other rights to purchase the share capital of the Company.

3.2  Share and loan capital

     Save only as provided in this agreement, there are no agreements or arrangements in force which call for the present or future allotment, issue, sale or transfer of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the allotment, issue, sale or transfer of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

3.3  Company resolutions

     Neither the Company nor any class of its members has during the period of six years ending on the date of this agreement passed any resolution (other than resolutions relating to business at Annual General Meetings which was not special business).

3.4  Subsidiary and subsidiary undertakings

     3.4.1 The Company does not have, and never has had, any subsidiary or subsidiary undertakings other than the Subsidiary or any interest in any partnership or unincorporated company or association.

     3.4.2 The Company is the beneficial owner of the entire issued under clause 7.1.3 to less than half of the Set-Off Amount, the Sellers shall reimburse the Buyer for the amount of such costs incurred under share capital of the Subsidiary free from all pre-emption rights, liens, charges, equities, encumbrances or interests of any nature whatsoever in favour of any other person.

3.5  Associated companies

     The Company has no associated companies as defined in SSAP I.

3.6  Foreign Branches

     The Company has no branch, agency, place of business or permanent establishment or any substantial assets outside the United Kingdom.


4    THE ACCOUNTS AND ACCOUNTING RECORDS


4.1  The Accounts

     The Accounts (a copy of which is annexed to the Disclosure Letter):-

     4.1.1 comply with the requirements of the Companies Act 1985 as amended by the Companies Act 1989;

     4.1.2 have been prepared in accordance with all applicable SSAPs and FRS's or, where there are none, in accordance with accounting principles generally accepted in the United Kingdom and on a basis consistent with preceding accounting periods;

     4.1.3 show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date;

     4.1.4 save as expressly disclosed in the Accounts, are not affected by any extraordinary, exceptional or non-recurring items;

     4.1.5 fully disclose all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date and make full provision and/or reserve for all such liabilities; and

     4.1.6 fully disclose all financial commitments in existence as at the Accounts Date.

     4.1.7 Full provision has been made in the Accounts in respect of dead, slow moving, obsolete, redundant or excess stock-in-trade and/or work-in-progress and the value attributed to the remaining stock-in-trade and/or work-in-progress did not exceed the lower of direct cost or net realisable value at the Accounts Date.

4.2  Accounting records

     The accounting records of the Company:-

     4.2.1 have at all times been fully, properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them;

     4.2.2 contain or reflect no material inaccuracies or discrepancies of any kind; and

     4.2.3 give and reflect a true and fair view of the matters which ought to appear in them.

4.3 There has been no change or event materially and adversely affecting the business, results of, operation of or financial position of the Company since the date to which the Management Accounts are made up to.

4.4  The Plan

     4.4.1 the Business plan prepared by certain of the Sellers in conjunction with the Buyer, a copy of which is attached as Appendix 1 ("Plan") has been carefully and diligently prepared and:-

               (a) to the best of the Seller's knowledge, information and belief all factual information contained in it is true and accurate in all material respects and not misleading in any material respect;

               (b) the assumptions and forecasts and opinions as to the future prospects of the business and affairs of the Company contained in it have been carefully considered and are honestly believed by the Sellers to be reasonable having regard to the information available to them and to the market conditions currently prevailing and information supplied to them by the Buyer;

               (c) the Sellers have made all enquiries which they reasonably believed to be necessary to ascertain all the information and conditions which are relevant to its preparation; and

            (d) as far as the Sellers are aware there is no fact, matter or circumstance which relates to the affairs of the Company the non-disclosure of which would render any information contained in the Plan untrue or misleading in any material respect.

4.5  Management Accounts


     4.5.1 The Management Accounts have been carefully prepared in accordance with UK GAAP and with accounting policies consistent with those used in preparing the Accounts and on a basis consistent with the management accounts prepared in the preceding months. The cumulative profits, assets and liabilities of the Company stated in the Management Accounts have not been materially misstated and are not materially inaccurate and the Sellers do not consider the Management Accounts misleading.

5    TAXATION

5.1  Administrative matters

     5.1.1 All computations, payments and returns which should have been made by the Company for any fiscal purpose have been made and are up-to-date, correct and made on a proper basis.

     5.1.2 The Company has not at any time been, nor does it expect to be, involved in any dispute with, or the subject of any enquiry by, any branch of the Inland Revenue, H.M. Customs and Excise or other taxation authorities other than routine enquiries of a minor nature following the submission of computations and returns.

     5.1.3 The Company has adequate records relating to past events to calculate any liability to Taxation or relief which would arise on any disposal, deemed disposal or realisation of any assets owned at the Accounts Date or acquired since that date but before the Closing Date.

     5.1.4 The Company has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation. There are no amounts of Taxation in respect of periods up to the Accounts Date which remain unpaid at the date of this agreement, whether the date for payment has passed or not.

     5.1.5 The Company has submitted all claims, elections and disclaimers which have been assumed to have been made for the purposes of the Accounts.

5.2  Provision for Taxation in the Accounts

     Full provision and reserves have been made in the Accounts in respect of all Taxation of any description liable to be assessed on the Company or for which it is accountable (including deferred taxation calculated according to the liability method) for accounting periods or fiscal years ended on or before the Accounts Date.

5.3  Base Values


     If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to corporation tax on chargeable gains or balancing charge under CAA 1990 would arise (and for this purpose there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted from the consideration receivable under Section 38 CGA 1992).

5.4  Replacement of business assets, etc.

     The Company has not made, nor will it pending the Closing Date make, a claim under Sections 152 to 156 (inclusive) CGA 1992 and no such claim has been made by any other company under Section 175 CGA 1992 which affects, or could affect, the amount or value of the consideration for the acquisition of any asset by the Company and the provisions of Section 154 CGA 1992 do not apply to any such claim other than as is disclosed in the Disclosure Letter.

5.5  Close companies

     The Company has not, at any time within the period of six years ending on the date of this agreement, been a close company for the purpose of the ICTA.

5.6  Depreciatory transactions

     5.6.1 No loss which might accrue on the disposal by the Company of any share in, or security of, any company or any other capital asset is liable to be reduced by virtue of any depreciatory transaction within the meaning of Sections 176 and 177 CGA 1992 and no gain is liable to be increased or deemed to have been made on such a disposal by virtue of such a transaction. No expenditure on any share or security is liable to be reduced under Section 125 CGA 1992.

     5.6.2 The Company has not been involved in any transaction to which Sections 29 to 34 CGA 1992 may apply.

5.7  Chargeable gains

     5.7.1 None of the Company's assets has been acquired for a consideration in excess of its market value at the date of such acquisition or otherwise than by way of a bargain at arm's length.

     5.7.2 No liability to Taxation will arise on the disposal by the Company of any asset acquired since the Accounts Date for a consideration equal to that given on its acquisition. Nor has the Company been a party to any transaction since the Accounts Date which will give rise to a liability to corporation tax on chargeable gains.

5.8  Stamp Duty Reserve Tax, etc.

     5.8.1 The Company has made all returns and paid all stamp duty reserve tax in respect of any transaction in securities to which it has been a party.

     5.8.2 All documents to which the Company is a party and under which the Company has any rights or which form part of the Company's title to any asset owned by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped with the correct amount of Stamp Duty and (where appropriate) adjudicated.

5.9  Tax losses and ACT carry forward

     5.9.1 There has been no change of ownership of the Company nor has there been any major change in the nature or conduct of a trade or business carried on by the Company, in each case within the meaning of Section 768 of the ICTA 1988 or Section 245 ICTA 1988.

     5.9.2 Nothing has been done, and no event or series of events has occurred, which might cause the disallowance of the carry forward of losses or excess charges under the provisions of Section 393 ICTA 1988.

5.10 Value added tax

     5.10.1 The Company:-

               (a) has complied in all material respects with all Taxation Statues relating to value added tax;

               (b) is not in arrears with any payment or returns, or liable to any abnormal or non-routine payment or to any forfeiture or penalty or to the operation of any penal provision in respect of value added tax;

               (c) has not applied for treatment as a member of a group of companies and no act or transaction has been effected in consequence of which the Company is or may be held liable for any value added tax chargeable against some other company;

               (d) is not and has not agreed to become an agent, manager or factor (for the purposes of Sections 47 and 48 VATA 1994) of any person who is not resident in the United Kingdom;

               (e) has not paid any value added tax to the Commissioners of Customs and Excise which is not tax due to them without making a claim for the recovery of that value added tax; and

               (f) has not been required by the Commissioners of Customs and Excise to give security.

     5.10.2 The Disclosure Letter contains full particulars of any claim for bad debt relief made, or which may be made, by the Company under Section 36 VATA 1994.

     5.10.3 The Company has not, within the period of one year preceding the date of this agreement, received a surcharge liability notice under
            Section 59 VATA 1994 nor has the Company submitted a VAT return or payment later than the date prescribed for its submission.

     5.10.4 The Company has not at any time received a penalty liability notice under Section 64 Finance Act 1994.

     5.10.5 All supplies made by the Company are taxable supplies and the Company has not been and will not be denied credit for any input tax by reason of the operation of Section 26 VATA 1994 and regulations made under that Section.

     5.10.6 The Company has not in the ten years preceding Closing incurred any expenditure on capital items such that the provisions of Part V of The Value Added Tax (General) Regulations 1985 may apply to the Company.

     5.10.7    The Disclosure Letter contains full particulars of:-


               (a) any premises owned or occupied by the Company which may, at any date within the ten years following Closing, be subject to a `self supply' charge within paragraphs 5 and 6 of
                    Schedule 10 VATA 1994 in the event that the Company makes an exempt supply;

               (b) any premises owned or occupied by the Company which are subject to an election under paragraph 2 Schedule 10 VATA 1994, whether made by the Company or by a relevant associate;


               (c) any agreement or other arrangement to which the Company is a party whereby the Company has agreed not to waive exemption from value added tax pursuant to Schedule 10 VATA 1994 in relation to any land;

               (d) any building or work (including any reconstruction or enlargement or extension of a building or work) within paragraph 5 Schedule 10 VATA 1994 in relation to which the Company is a "developer" whether currently under construction or where the construction was completed within a ten year period ended on Closing.

5.11 Distributions and payments

     5.11.1 No distribution within the meaning of Section 210 ICTA has been made by the Company. The Company is not bound to make any such distribution.

     5.11.2 The Company has not made any deemed distributions within the meaning of Section 418 ICTA.

     5.11.3 The Company has not at any time redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of its own shares.

5.12 Remuneration and benefits for employees

     5.12.1 The Company has not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

     5.12.2 The Company has properly operated the PAYE and National Insurance Contributions systems by making such deductions as are required by law, from all payments made or deemed to be or treated as made by it or on its behalf and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance Systems.

5.13 Transfer of overseas trade

     The Company has not transferred a trade, carried on by it outside the United Kingdom through a branch or agency, to a company not resident in the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under Section 140 CGA 1992.

5.14 Secondary Liability

     5.14.1 No transaction or event has occurred in consequence of which the Company is or may be held liable for any taxation or deprived of any relief or allowance otherwise available to it or may be otherwise held liable for any taxation for which some other company or person was primarily liable (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

     5.14.2 There is no liability (including a contingent liability) of the Company which arises under Section 190 CGA 1992 in respect of any chargeable gain which has accrued or may accrue to the Company.

5.15 Anti-avoidance

     The Company has not at any time been a party to or otherwise involved in:-

     5.15.1 a transaction or series of transactions containing steps in respect of which it or its advisers considered or ought to have considered that there was a risk that the Company could be liable to taxation under the provisions of Part XVII ICTA 1988 or as a result of the principles enunciated by the House of Lords in Furniss v Dawson 55 TC 324; or

     5.15.2 any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of, or a reduction in liability to, Taxation.

6    ASSETS

6.1  Title to assets and encumbrances

     6.1.1 All the assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the Company's business and all the IP Rights (as defined in paragraph 6.5.1 of this Schedule):-

               (a) are owned by the Company with good and marketable title free from any mortgage, charge, lien or other encumbrance;

               (b) are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

               (c)  are in the possession or under the control of the Company.

     6.1.2 In respect of any of the items referred to in the preceding paragraph 6.1.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements such items are set out in the Disclosure Letter and copies of such agreements are attached to the Disclosure Letter.

     6.1.3 All the assets referred to in paragraph 6.1.1 are listed in the Disclosure Letter.

6.2  Plant

     6.2.1 The plant and machinery, including fixed plant and machinery, and all vehicles and office and other equipment used in connection with the business of the Company:-

               (a) taking into consideration their age and fair wear and tear are in good repair and condition and in satisfactory working order;

               (b)  have been regularly and properly maintained;

               (c) are in its possession and control and are its absolute property except for those items the subject of the hire purchase leasing or rental agreements referred to in the Disclosure Letter;

               (d) are not expected to require replacements or additions at a cost in excess of ?3,000 within six months after Closing; and

               (e) are all capable and (subject to normal wear and tear) will remain capable through the respective periods of time during which they are each written down to nil value in the accounts of the Company (in accordance with the normal recognised accountancy principles consistently applied prior to the date hereof) of doing the work for which they were designed or purchased.


     6.2.2 Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement and copies of such contracts are attached to the Disclosure Letter.

     6.2.3 All the assets referred to in paragraph 6.2.2 have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation thereto and in accordance with the terms and conditions of any applicable leasing or similar agreement.

     6.2.4 No plant, machinery, furniture, fixtures, fittings, furnishings or other equipment located at the Property or used by the Company in its business is owned by the Sellers or any person connected with the Sellers.

     6.2.5 Details of all new equipment contracts in the process of installation are provided in the Disclosure Letter.

6.3  Receivables

     6.3.1 The amount of all receivables recorded in the Accounts or the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts) are or have been made in the ordinary course of its business and will be received in full in the ordinary course of business and in any event not later than three months after the Closing Date and none of those debts is subject to any counter-claim or set-off.

     6.3.2 No part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of his receivable or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

     6.3.3 If any of the receivables recorded in the Accounts or the books of the Company as being due to the Company at Closing ("the Debts") shall not have been recovered in full within the period of four months following the Closing Date, the Sellers shall immediately when called upon in writing to do so by the Buyer (and shall (if not so called upon) be entitled to) purchase the receivables from the Company for an immediate cash consideration equal to the full face value of the receivables and the Buyer shall, on payment of such consideration, procure the assignment of the receivables to the Sellers (or as they may direct) absolutely and such payment shall operate as a discharge of the liability of the Sellers arising by reason of the non-payment of the receivables within the period mentioned above.

     6.3.4     A complete list of the Debts is attached to the Disclosure
               Letter.

6.4  Intellectual property

     6.4.1 For the purposes of this sub-paragraph, the following expressions shall have the following meanings:-

               "IP Rights" rights in patents, petty patents, trademarks, service marks, registered designs, design rights, trade names, service names, logos, formulations, know-how, trade secrets, technology, processes, Websites, computer programmes, data files and data bases, notes, marginalia, flow charts, diagrams and software documentation copyright, topography rights and all other intellectual property in respect of which exclusive rights can exist, and including applications for any such rights;

               "Third Party IP Rights" IP Rights owned otherwise than by the Company including IP Rights owned by the Sellers;

               "Confidential Information" information held subject to express agreement or implied obligations as to confidentiality and information of value to the Company and not generally known outside the Company.

               (a) Particulars of all IP Rights owned or used by the Company are set out in Part l of Schedule 6 and particulars of all Third Party IP Rights used by the Company are set out in
                    Part 2 of Schedule 6 including any licence granted by the Company, and any assignment, and any information disclosed by the Company in the last ten years in relation to such IP Rights.

               (b) The basis on which the Company uses Third Party IP Rights has been disclosed to the Buyer in the Disclosure Letter, including all liability for payment which may be outstanding or may accrue after the Closing Date, and any restrictions on use.

               (c) Those products, processes and information used or owned by the Company in respect of which it has Confidential Information have been disclosed to the Buyer in the Disclosure Letter with details of all the Confidential Information and the form in which it is held. All such products, processes and information shall remain the property of the Company and the Sellers shall not keep any copy or derivative materials thereof.

               (d) The basis on which the Company uses Confidential Information not owned by it is disclosed in the Disclosure Letter, including details of all liability for payment which may be outstanding or may accrue after the Closing Date and any restrictions on use.

               (e) The business and activities of the Company have not required, nor do they now require, the agreement or licence of any third party in order to avoid infringement by the Company of any Third Party IP Rights or Confidential Information.

               (f) The Company has not been in breach of, and is not now in breach of, and Closing will not result in any breach of any agreements concerning Third Party IP Rights or Confidential Information.

     6.4.2 No claims (including, without limitation, any civil or criminal actions, administrative proceedings and any other proceedings) have been made or threatened against the Company:-

                    (a) by any third party concerning IP Rights or Confidential Information;


                    (b) by any supplier to or employee of the Company concerning moral rights or employee rights to compensation regarding patents; or


                    (c) by way of opposition to any application by the Company for registration of IP Rights, or seeking cancellation of any of the Company's IP Rights, or for a licence of right, or otherwise adversely affecting any of the Company's IP Rights.


     6.4.3 No licences or registered user agreements have been entered into by the Company in respect of IP Rights owned by it, nor is the Company obliged to enter into any such or to grant assignments of any IP Rights held by it.

     6.4.4 The Company has not disclosed Confidential Information to any party except under obligations of confidentiality.

     6.4.5 The Company owns or is licensed to use and is in possession of all IP Rights and Confidential Information necessary or customarily used in its business without the payment of any sums to any party.

     6.4.6 All computer outsourcing or shared services agreements are listed in Schedule 6 together with their particulars.

     6.4.7 All computer software used in the Company's business is beneficially owned by the Company or is duly and validly licenced to the Company, such licences being listed in Schedule 6. Such licences have been paid in full.

     6.4.8 The Company's IP Rights do not and have not infringed the IP Rights of any other party and the Company has not had any notice of any event or circumstances which could lead to such infringement.

6.5  Property

     6.5.1 The Property comprises all the property occupied or otherwise used by the Company.

     6.5.2 The Company is in physical possession and actual and exclusive occupation of the Property.

     6.5.3 The particulars of the Property set out in Schedule 5 are true and accurate in all respects.

     6.5.4 The Company has in its physical possession all of the title deeds and documents which properly constitute title to the Property and which are originals or properly examined abstracts. No title deeds or documents to the Property are missing or incomplete.

     6.5.5 The Property is free from and not affected by any mortgage or charge (whether legal or equitable, specific or floating), debenture, lien, pledge or other security interest or other encumbrance whatsoever, including without limitation any which secure the payment of monies or other obligation or liability of any third party.

     6.5.6 The Property is in a good state of repair and condition and will not require material expenditure in the foreseeable future.

     6.5.7 The Company has paid the rent and no notices of breaches of any covenant have been received.

     6.5.8 The Company does not have any actual or contingent liability in respect of any freehold or leasehold property which was previously but is not presently owned, whether under restrictive or other covenants as original tenant or as guarantor, assignee or otherwise, nor any liability or contingent liability for dilapidations.

     6.5.9 The Company has complied with all statutory and other requirements whatsoever relating to pollution or protection of the environment including emissions, releases, or discharges of any kind whatsoever.

6.6  Environmental matters and pollution


     6.6.1 The Company has at all times carried on its business in all respects in compliance with all Environmental Laws.

     6.6.2     The Company:-

                    (a) has all necessary licences, authorisations, approvals and consents required by Environmental Law to enable it lawfully to carry on its business as presently carried on by it and all licences, authorisations, approvals and consents are currently in full force and effect;

                    (b) has complied in all material respects with all such licences, authorisations, approvals and consents including, without limitation, any conditions, limitations and directions imposed on such licenses, authorisations, approvals and consents and any subsequent amendment, alteration and order relating to them;

                    (c) has taken all necessary or appropriate action in connection with the renewal, continuation or extension of all such licences, authorisations, approvals and consents including, without limitation, the payment of all sums necessary such as annual fees and application fees; and

                    (d) is not required by any governmental organisation to incur any expenses, make any investment or carry out any improvements or other works by the terms of any such licences, authorisations, approvals and consents or in order to renew or maintain the same in full force and effect.

     6.6.3 So far as the Sellers are aware no event has occurred or circumstance exists which entitles, and nothing is proposed to be done or is likely to occur, which would entitle any licence, authorisation, approval and consent referred to in paragraph
               6.6.2.1 whether in part or in whole to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any terms of any such licence, authorisation, approval or consent.

     6.6.4 There has been no breach and there is no existing breach by the Company or any director, secretary, manager or other similar officer of the Company.

     6.6.5 The Company has not deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, collected, sorted or produced or caused or consented to the presence of any Hazardous Material (whether or not on any of the Properties) and to the best of the knowledge information and belief of the Company no other person has at any time deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, collected, sorted or produced or caused or consented to the presence of any Hazardous Material on any of the Properties.


     6.6.6 The Company has not conducted any environmental inspection, investigations, studies, audits, tests in relation to the Company or the business carried on by the Company at the Property.

     6.6.7 The Company has complied at all times with the Health and Safety at Work etc. Act 1974 and all regulations relating to Health and Safety and has not received any notice or complaint from any employee of the Company in respect of Regulations and so far as the Sellers are aware no circumstance exists which is likely to place the Company in breach of Regulations.

7    EMPLOYEES AND CONSULTANTS

7.1  Directors

     The particulars of directors shown in paragraph 5 of Schedule 1 and in paragraph 5 of Schedule 2 are true and complete and no person not named as such in that paragraph is or is held out as a director of the Company.

7.2  Particulars of employees

     7.2.1 The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other benefits provided or which the Company or the Sellers are bound to provide (whether now or in the future) to each officer and employee of the Company and/or any person connected with any such person and include true and complete particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding on the Company or not, and no person not named in that Schedule is an employee of the Company.

     7.2.2 Since the Accounts Date, no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or employee of the Company and no change has been made in the terms of engagement of any such officer or employee and no additional officer or employee has been appointed.

     7.2.3 No present officer or employee of the Company has given or received notice terminating his employment.

     7.2.4 The Company has not entered into any agreement or arrangement (express or implied) for the provision of compensation on the termination of employment of any employee of the Company beyond the minimum required by law.

7.3  Service contracts

     7.3.1 There is not now outstanding any service contract between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than statutory compensation) on one month's notice or less given at any time.

     7.3.2 The attention of all employees of the Company has been drawn to such of the terms of their employment as is required by the Employment Rights Act 1996.

7.4  Trades unions

     The Company is not a party to any agreement or arrangement with or commitment to any trades union or staff association nor, to the best of the Sellers' knowledge, information and belief, are any of its employees members of any trades union or staff association.

7.5  Disputes with employees

     7.5.1 There is no outstanding claim, and the Sellers have no knowledge of any facts which would or could give rise to a claim, against the Company by any person who is now or has been an officer or employee of the Company or any dispute between the Company and a material number or class of its employees and no payments are due by the Company under the provisions of the Employment Rights Act 1996;

     7.5.2 No employee or officer of the Company has been involved in any accident, or any incident for which the Company may be vicariously liable, during the last 12 months.

7.6  Consultants

     There is not now outstanding any contract or arrangement to which the Company is a party for the payment to any person or body of any consultancy or like fees.

7.7  Ex-gratia payments

     Since the Accounts Date, no ex-gratia payments have been made by the Company to any officer or employee or former officer or employee of the Company or to their dependants or relatives nor is the Company considering making any such payments.

7.8  Pensions

     7.8.1 The Company has no obligation (whether legally binding or not) to:-

                    (a)  pay any pension; or

                    (b) make any other payment after retirement or death or during periods of sickness or disability (whether of a temporary or permanent nature); or

                    (c) otherwise to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988)

               to, or in respect of any person who is now or has been an officer, director or employee of the Company or spouse or dependant or other person claiming through said officer, director or employee or employees membership of the Scheme or employment with the Company.

8    LIABILITIES AND COMMITMENTS


8.1  Material contracts


     8.1.1 The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:-

                    (a) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

                    (b) is likely to result in a loss to the Company on Closing of performance;

                    (c) cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;

                    (d) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

                    (e)  is a forward contract relating to foreign currency;

                    (f) requires the Company to pay any commission, finders' fee, royalty or the like;

                    (g) in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;


                    (h) is an agreement or arrangement otherwise than by way of bargain at arm's length;

                    (i) is in any way otherwise than in the ordinary and proper course of the Company's business;

                    (j) is an agreement that creates a joint venture or partnership with any other person or entity;

                    (k) is an agreement relating to the acquisition or disposal of a material amount of assets (by way of merger, consolidation, purchase, sale or otherwise) pursuant to which the Company may have any future obligations (including, without limitation, any indemnification obligations).

     8.1.2 All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the business of the Company and/or the relationship between the Company and its customers or its vendors, whether written or oral, shall be referred to herein collectively as the "Business Agreements". There is attached to the Disclosure Letter true and complete copies of all written Business Agreements and detailed summaries of all oral Business Agreements, and in respect of the customers of the Company are the only forms of agreements which have been entered into between the Company and its customers concerning the business of the Company. The Disclosure Letter also states the identity of such customers to each of those agreements which are in force and effect as of the Closing Date, together with a designation of which form of agreement each such customer has entered into.

8.2  Defaults

     Neither the Company nor any other party to any agreement with the Company is in default under any such agreement nor (so far as the Sellers are aware) are there any circumstances likely to give rise to such a default.

  8.3  Sureties

       No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or in connection with any trading activities of the Company.

  8.4  Powers of attorney/agency

       8.4.1 There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

       8.4.2 The Company has not appointed any agent or distributor in respect of any of its products or services in any part of the world.

  8.5  Insider contracts

       8.5.1 There is not outstanding, and there has not at any time during the six years ending on the date of this agreement been outstanding, any agreement or arrangement to which the Company is a party and in which any Sellers, any person beneficially interested in the Company's share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

       8.5.2 The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm's length nature.

  8.6  Debts

       There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

  8.7  Borrowings and mortgages

       8.7.1 The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its Articles of Association or in any debenture or loan stock deed or other instrument.

       8.7.2 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company is outstanding and there is no agreement or commitment to give or create any.

  8.8  Third party indebtedness

       The Company is not subject to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

  8.9  Litigation

       8.9.1 Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is involved in any civil, criminal or arbitration proceedings or governmental investigation and no such proceedings or investigation are pending or threatened by or against the Company or any such person and, so far as the Sellers are aware, there are no facts or circumstances which are likely to lead to any such proceedings.

       8.9.2 No judgment has been obtained against the Company which has not been satisfied.

       8.9.3 Details of all claims made by or against the Company together with all settlements in relation to any claims in the last three years are set out in the Disclosure Letter.

  9    THE COMPANY'S BUSINESS

  9.1  Business since the Accounts Date

       Since the Accounts Date:-

       9.1.1 the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

       9.1.2 the Company has not borrowed or raised any money or taken any financial facility;

       9.1.3 the Company has paid its creditors within the times agreed with such creditors;

       9.1.4 the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;

       9.1.5 no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

       9.1.6 no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

       9.1.7  there has been no depletion in the net assets of the Company; and

       9.1.8 there has been no change or event materially and adversely affecting the business, results of, operation or financial position including the cash and accounts receivable account, turnover or prospects of the Company.

  9.2  Grants

       The Company has not applied for or received any grant or allowance from any authority, agency or governmental organisation.

  9.3  Compliance with laws

       The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and so far as the Sellers are aware, there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country.

  9.4  Licences

       All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Sellers, after due and careful enquiry, know of no reason why any of them should be suspended, cancelled or revoked.

  9.5  Insolvency

       9.5.1 No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

       9.5.2 No administration order has been made and no petition for such an order has been presented in respect of the Company.

       9.5.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

       9.5.4 The Company is not insolvent or unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 nor has it stopped paying its debts as they fall due.

       9.5.5 No voluntary arrangement has been proposed under Section l Insolvency Act 1986 in respect of the Company.

       9.5.6 The Company has not been a party to any transaction at an undervalue as defined in Section 238 Insolvency Act 1986 nor has it given or received any preference as defined in Section 239 Insolvency Act 1986, in either case within the period of two years ending on the date of this agreement.

       9.5.7 No event analogous to the foregoing has occurred in or outside England.

       9.5.8  No unsatisfied judgement is outstanding against the Company.

       9.5.9 No guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

  9.6  Fair trading

       9.6.1 No agreement, practice or arrangement carried on by the Company or to which the Company is a party or with which the Company is concerned:-

                 (a) is or requires to be registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or contravenes the provisions of the Resale Prices Act 1976 or is or has been the subject or any enquiry, investigation or proceeding in respect thereof;

                 (b) is proscribed by or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any previous legislation relating to monopolies or mergers) or the Competition Act 1980;

                 (c) infringes Article 85 of the Treaty of Rome or constitutes an abuse of dominant position contrary to Article 86 of that Treaty or infringes any regulation or other enactment made under Article 87 of that Treaty or is or has been the subject of any enquiry, investigation or proceeding in respect thereof;

                 (d) is, by virtue of its terms or by virtue of any practice for the time being carried on in connection with it, a "consumer trade practice" within the meaning of Section 13 Fair Trading Act 1973 and susceptible to or under reference to the Consumer Protection Advisory Committee or the subject of a report to the Secretary of State for Trade and Industry or of an Order by the Secretary of State for Trade and Industry under the provisions of Part II of that Act; or

                 (e) infringes any other competition, restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph 9.7.

       9.6.2 The Company is not in default or in contravention of any Article, Act, decision, regulation, order or other instrument or of any undertaking relating to any matter referred to in this paragraph 9.6.

  9.7  Insurances

       9.7.1 The Company and all its normally insurable assets are, and at all times have been, covered to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of let property for three years' loss of rent) against which it is normal or prudent to insure and all liabilities of the Company in respect of the business carried on by it (including third party risks, public and employers' liability, consequential loss liability and loss of profits) are fully covered and the Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy.

       9.7.2 The interest of the Company is noted on the insurance policy relating to the Property.

       9.7.3 The Schedule of Insurances annexed to the Disclosure Letter contains full details of:-

                 (a) the insurance policies of the Company or in which it has an interest;

                 (b)  all excesses and deductibles pertaining to such policies;

                 (c) all claims made under such policies and provisions by the insurer made against those policies;

  9.8  The Company's activities, etc.

       So far as the Sellers are aware, none of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the Company may be interested are valid and have been duly stamped.

  10   CONSEQUENCES OF SALE OF THE SHARES

  10.1 Other agreements and obligations

       So far as the Sellers are aware, neither the Sellers nor the Company is a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this agreement.

  10.2 Change of control

       There are no agreements concerning the Company which will or may be terminated or the terms of which will or may in any way be varied or would otherwise require consent as a result of a change in the control of the Company or in the composition of the board of directors of the Company.

  10.3 Finders fee

       No brokers or finders fee or commission payment will be payable by the Sellers or the Company as a result of this agreement.

  11   YEAR 2000 COMPLIANCE

       11.1 All information technology included in the Company's assets, including, without limitation, in all products and services (i) provided by the Company whether to third parties or for internal use or (ii) to the best of the Sellers knowledge used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including but not limited to, calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000.

       11.2 The Company has no obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.



  12   CUSTOMERS

       There is attached to the Disclosure Letter a true and complete copy of the Company's customer list as of the Closing Date relating to the Company which includes, in the case of each customer, the name of the customer, its billing and domain addresses, identity and contact information of each relevant contact person, a statement of the monthly or annual (as indicated) charges relating to such customer and the Company's files regarding such Customer.

SIGNED by BRETT RAYNES in the presence of:-              )
                                                         )
                                                         )

SIGNED by BRETT RAYNES duly authorised for and on        )
behalf of DOWELL AND ASSOCIATES ADVERTISING LIMITED      )
in the presence of:-                                     )



SIGNED by ALASTAIR MORRISON in the presence of:-         )


SIGNED by SUSANNAH MORRISON in the presence of:-         )


SIGNED by GEOFF DOWELL in the presence of:-              )


SIGNED by SHEENA McQUILLAN in the presence of:-          )


SIGNED by DAVID YUILE in the presence of:-               )


SIGNED by JULIET RAYNES in the presence of:-             )


SIGNED by LEONARD J. FASSLER duly authorised for and     )
on behalf of INTERLIANT INTERNATIONAL INC. in the        )
presence of:-                                            )


SIGNED by LEONARD J. FASSLER duly authorised for and     )
on behalf of INTERLIANT, INC for the limited purpose     )
set forth in the Recitals in the presence of:-           )

From:  Interliant International, Inc
       2 Manhattanville Road
       Purchase
       New York
       NY 10577
       USA

To:    Brett Raynes Esq
       Alice Villa
       38 Summer Road
       Hampton Court
       Surrey
       KT8  9LS

and:   David Yuile Esq
       Flat 5
       431 Fulham Palace Road
       London
       SW6  6SU

14 September 1999


Dear Sirs

Supplementing the Service Agreements entered into with each of you and Sales Technology Limited (the "Company") we hereby agree that we will pay to you as a further incentive under the said Service Agreements a sum equal to 50% of the Net Revenues (as defined in the Share Purchase Agreement between you and others and ourselves of today's date) during the calendar year 2000 in excess of US$3,200,000 up to a maximum of Net Revenues of US$6,000,000 provided that the EBITDA for such period exceeds US$1,190,000. Such sum shall be paid by us in cash or Interliant, Inc. common stock (valued at its then market value) or any combination thereof at our option. You may if you so elect, distribute a portion of this additional compensation to other employees of the Company.

Yours faithfully


 ..........................................
for and on behalf of
Interliant International, Inc.